Exhibit 99.1

Two Bethesda Metro Center 14th Floor Bethesda, MD 20814 (301) 951-6122 (301) 654-6714 Fax Info@AmericanCapital.com www.AmericanCapital.com

FOR IMMEDIATE RELEASE

May 6, 2008

CONTACT:

John Erickson, Chief Financial Officer – (301) 951-6122

Tom McHale, Senior Vice President, Finance – (301) 951-6122

Pete Deoudes, Director, Equity Capital Markets – (301) 951-6122

Amanda Cuthbertson, Director, Investor Relations – (301) 951-6122

AMERICAN CAPITAL DECLARES $1.03 Q2 2008 DIVIDEND

REPORTS $0.77 NOI AND $0.94 REALIZED EARNINGS IN Q1 2008

Bethesda, MD – May 6, 2008 – American Capital Strategies Ltd. (NASDAQ: ACAS) announced today its second quarter 2008 dividend, its results for the first quarter of 2008 and forecasts for 2008.

SECOND QUARTER 2008 DIVIDEND DECLARATION

American Capital’s Board of Directors has declared a second quarter 2008 regular dividend of $1.03 per share to record holders as of June 13, 2008, payable on July 1, 2008. This is a 13% increase over the second quarter 2007 dividend of $0.91 per share. American Capital has paid a total of $2.3 billion in dividends and paid or declared dividends of $28.20 per share since its August 1997 IPO at $15.00 per share.

2008 DIVIDEND FORECAST

American Capital reiterates its 2008 dividend forecast of $4.19 per share, a 13% growth over total 2007 dividends of $3.72 per share. The remaining 2008 dividends per share are forecast to be in the following quarterly amounts.

$1.05 for Q3 2008, 14% increase over Q3 2007; and

$1.10 for Q4 2008, 10% increase over Q4 2007.

2008 FORECASTS

American Capital is forecasting $0.68 to $0.75 in net operating income (earnings less appreciation, depreciation, gains and loss (“NOI”)) per diluted share for the second quarter of 2008.

American Capital is forecasting its Earnings less appreciation and depreciation (“Realized Earnings”) for the second quarter of 2008 will exceed $1.10 per diluted share.

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American Capital

May 6, 2008

American Capital reiterates its forecast that it will have between $19 billion and $26 billion of alternative assets under management by year end, of which between $7 billion and $14 billion will be in external funds managed by American Capital, LLC; the balance will be approximately $12 billion on American Capital’s balance sheet.

American Capital reiterates its forecast that its 2008 ordinary taxable income will exceed its 2007 ordinary taxable income. American Capital forecasts that almost half of its 2008 ordinary taxable income will be rolled over into 2009 to pay 2009 dividends.

American Capital reiterates its forecast that its 2008 taxable net long term capital gains will exceed its 2007 taxable net long term capital gains. American Capital forecasts that all of its 2008 taxable net long term capital gains will be rolled over into 2009 to pay 2009 dividends.

American Capital reiterates its forecast that it will roll over more than $500 million of ordinary taxable income and net long term capital gains from 2008 into 2009.

The preceding dividend forecast and other forecasts above assume that for 2008 there will be a recession in the U.S., no new capital will be raised at American Capital, American Capital will produce significant internally generated liquidity available for new investments and American Capital buyout investment volume will increasingly be funded by funds under management.

FIRST QUARTER 2008 RESULTS

Net Operating Income (NOI)

American Capital also announced today its results for the first quarter of 2008. NOI for the quarter increased 5% to $0.77 per diluted share, compared to $0.73 per diluted share for the first quarter of 2007.

Realized Earnings

Realized Earnings increased 16% to $0.94 per diluted share for the first quarter of 2008, compared to $0.81 per diluted share for the first quarter of 2007. Realized Earnings return on equity at cost for the twelve months through the first quarter of 2008 was 15%. The first quarter 2008 Realized Earnings per basic share covered 93% of the first quarter 2008 dividend per share of $1.01 per share.

Earnings

American Capital’s Earnings for the first quarter of 2008 was a loss of $(4.16) per diluted share, a decrease of $5.02 per diluted share from the first quarter of 2007 Earnings of $0.86 per diluted share. Earnings return on equity for the twelve months through the first quarter of 2008 was (4)%. This loss was due to $997 million of unrealized depreciation, offset by $33 million of realized gains. During the first quarter, American Capital implemented Statement of Financial Accounting Standard No. 157, Fair Value Measurements, (SFAS 157), new principles based guidance to generally accepted accounting practices (GAAP), which caused certain changes to the methodologies used in valuing the Company’s investments.

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American Capital

May 6, 2008

American Capital’s net asset value (“NAV”) per share at March 31, 2008 was $28.16, a decrease of $2.20 or 7% lower than the March 31, 2007 NAV per share of $30.36. The March 31, 2008 NAV was $4.72 per share less than the NAV at the end of 2007.

“We delivered NOI and Realized Earnings for the quarter in line with our expectations which allows us to reconfirm our guidance,” said Malon Wilkus, Chairman, President and CEO. “The substantial decline in our Earnings is due to $997 million of unrealized depreciation, which we believe will have little impact on our future revenues, NOI and Realized Earnings. This depreciation was driven by declining trading prices, the continued widening of investment spreads and our adoption of SFAS 157. We expect assets that have experienced approximately $656 million of depreciation in this or a prior quarter to appreciate and reverse this depreciation, as we hold the assets to settlement or maturity. The underlying credit quality of these assets remains in line with our forecasts made at the time the investments were underwritten, which include a recession. We believe that with the adoption of SFAS 157, investors will need to focus on both reported GAAP fair values as well as values that we anticipate realizing on settlement or maturity of our investments, or Realizable Value. Our history bears this out. Under our previous valuation policies, the proceeds American Capital realized on $10 billion of investments exceeded the prior quarter valuations on average by less than 1%. In the future, we intend to report the anticipated realizable values on settlement or maturity of our investments as well as GAAP values so investors can consider both.”

For the first quarter of 2008, net appreciation, depreciation, gains and losses totaled $(964) million consisting of $33 million of net realized gains less $(997) million of net depreciation, compared to $20 million of net appreciation, depreciation, gains and

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American Capital

May 6, 2008

losses for the first quarter of 2007. The primary components of the $(997) million of net depreciation for the quarter were as follows:

•

$(327) million of net depreciation of American Capital’s private finance investments (excluding European Capital and American Capital, LLC, discussed below), which includes $180 million of depreciation due to the adoption of SFAS 157, with the balance due to a decline of cash flows and the trading multiples of comparable public companies of certain of our portfolio companies;

•	$(361) million of depreciation from its Structured Products, due to the continued widening of investment spreads;

•

$(123) million of depreciation of American Capital’s investment in European Capital, due to a decline of its quoted market price. The valuation is based on the quoted market price plus a control premium. (During the first quarter, the company consulted with the SEC staff on its continued use of a control premium);

•	$73 million of net appreciation from foreign currency translation, primarily related to its investment in European Capital;

•

$(140) million of depreciation of American Capital, LLC, an alternative asset fund manager, due largely to declines in the trading multiples of comparable public companies and reduction of its projected management fees;

•	$(46) million of reversals of prior appreciation associated with realized gains; and

•	$(73) million of net depreciation of interest rate swaps due to changes in the forward yield curve.

“Credit quality remains good in light of the economic environment,” stated John Erickson, Chief Financial Officer. “Most of the depreciation this quarter was not as a result of weakening credit as non-accruing loans at fair value remained within a reasonable level of 1.5% of total loans at fair value. While we believe the economy is in the early stages of a recession, our investment strategy during the past several years of buying non-cyclical companies appears to be paying off as those investments are generally performing very well. We think we are very well positioned to perform better through this cycle than in the recession in 2001, and we are in a much better position to take advantage of great investment opportunities. Additionally, while the economy may be in the early stages of a recession, we believe we are in the later stages of the liquidity crisis. We are seeing bids for some assets starting to tighten in the second quarter and today it looks like March may have been the low point for wide spreads and asset depreciation though we will need to see the trend continue in order to know for certain.”

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American Capital

May 6, 2008

In the first quarter of 2008, American Capital invested $0.9 billion and received $0.9 billion of proceeds from realizations of portfolio investments. In addition, American Capital funds under management invested an additional $0.3 billion, for a total of $1.2 billion of new investments during the first quarter of 2008.

As of March 31, 2008, loans with a fair value of $80 million, were on non-accrual. The $80 million fair value of non-accruing loans represented 1.5% of total loans at fair value as of March 31, 2008, compared to the $55 million fair value of non-accrual loans representing 1.2% of total loans at fair value as of March 31, 2007 and the $122 million fair value of non-accrual loans representing 2.1% of total loans at fair value as of December 31, 2007.

“M&A volumes declined in the first quarter but high quality companies continue to come to market even in this somewhat tighter lending environment,” said Ira Wagner, Chief Operating Officer. “However, debt capital continues to be available for middle market transactions and we continue to sell companies at attractive valuations. In addition, our Sponsor Finance Team continues to build new relationships with private equity firms looking to complete large transactions and who are seeking mezzanine investors since they can no longer turn to the syndicated 2nd lien market from Wall Street firms to finance their buyouts. We are seeing some very attractive investment opportunities as a result.”

Since its August 1997 IPO through the first quarter of 2008, American Capital has earned a 16% compounded annual return, including interest, dividends, fees and net gains, on 230 realizations of senior debt, subordinated debt and equity investments, totaling $10 billion of committed capital. These realizations represent 45% of all amounts invested by American Capital since its August 1997 IPO. Proceeds from these realizations on average exceeded the total associated prior quarter valuation of the investments by 1%. American Capital earned a 29% compounded annual return on the exit of its equity investments, including dividends, fees and net gains.

“Over the past several months, numerous firms have been forced to issue dilutive equity in order to fix their balance sheets,” stated Tom McHale, Senior Vice President of Finance. “We are one of the few financial institutions that raised significant capital last year ahead of the liquidity crisis. In the first quarter alone, we issued accretive equity, continuing to expand our capital resources.”

During the first quarter, American Capital was required to adopt SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, which gave the company the option to fair value its financial liabilities in its financial statements. American Capital did not elect the fair value option for any of its eligible financial liabilities. However, American Capital will begin providing its shareholders with supplemental information of the fair value of its financial liabilities. The cost basis and fair value of the company’s financial liabilities as of March 31, 2008 were $4,079 million and $3,875 million, respectively, or a positive difference of $204 million.

MATERIAL DIFFERENCES BETWEEN FAIR VALUE AND REALIZABLE VALUE

American Capital believes that approximately $656 million of the depreciation reflected in the results of this and prior quarters will ultimately be reversed when it exits the investments. American Capital invests primarily in illiquid assets, which are referred to in SFAS 157 as level 3 assets, with the intention to hold the assets to settlement or maturity. This is in contrast to the premise under GAAP that assets generally should be valued on the basis of their current market value and, if no market exists, on a hypothetical market value. American Capital has not historically sold most types of its investment assets on a market. For instance, it has typically settled its private finance

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American Capital

May 6, 2008

investments at the time of a change of control transaction, such as through a sale or recapitalization of the portfolio company. Similarly, it expects to hold most of its Structured Products investments until settlement or maturity.

The current lack of liquidity in the financial markets has caused investment spreads between the cost of funds and investment income to widen dramatically on investments, which in most cases results in current fair values that are materially lower than the Company anticipates realizing on settlement or maturity. The Company’s valuation practices have historically proved to be quite accurate, with the proceeds it has realized on $10 billion of investments to have exceeded the prior quarter valuations on average by less than 1%.

The Company notes that in March 2008, the SEC staff published a letter to a number of public companies regarding the disclosures in their periodic reports of the impact of SFAS 157. In the letter, companies are asked to consider disclosing for level 3 assets “… whether you believe the fair values diverge materially from the amounts you currently anticipate realizing on settlement or maturity. If so, disclose why and provide the basis for your views.” Because American Capital believes its GAAP fair values diverge materially from the amounts it anticipates to realize on settlement or maturity, the Company will begin to provide pro forma information on the realizable value of its assets in comparison to the fair value determined under GAAP.

As an example of this divergence, at the end of the first quarter of 2008, the Company held an investment in a commercial real estate collateralized debt obligation (CRE CDO) which had been depreciated $209 million from its inception to date, including $160 million in the first quarter of 2008. The investment is currently producing approximately $8 million per quarter of cash flow but its current fair value determined in accordance with GAAP is $11 million due to a lack of liquidity in the financial markets for CDO investments which has caused investment spreads to widen. However, the Company anticipates realizing its $220 million investment on settlement or maturity based on its assumptions of future credit losses, which includes a recession over the life of the investment.

The following table summarizes the current cost basis and fair value of our investments as of March 31, 2008 and the amount we currently anticipate realizing on settlement or maturity (in millions):

Asset Class	Cost Basis	GAAP Fair Value	Realizable Value(1)	Difference Between Realizable Value and FV
Private Finance	$8,439	$8,184	$8,316	$132
Structured Products	866	322	852	530
European Capital Limited	918	790	790	—
American Capital, LLC	69	340	340	—
Derivative Agreements, net	1	(147)	(153)	(6)

Totals	$10,293	$9,489	$10,145	$656

(1)	Realizable Value is a non-GAAP financial measure that does not represent current fair value or net present value. Realizable Value is the future value that we anticipate realizing on the settlement or maturity of our investments.

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American Capital

May 6, 2008

THIRD PARTY VALUATION OF PORTFOLIO INVESTMENTS

American Capital’s Board of Directors is responsible for determining the fair value of American Capital’s portfolio investments on a quarterly basis. In that regard, the board retains Houlihan Lokey Howard & Zukin Financial Advisors Inc. (“Houlihan Lokey”) to assist it by having Houlihan Lokey regularly review a designated percentage of fair value determinations. Houlihan Lokey is a leading valuation firm in the U.S., engaged in over 1,000 valuation assignments per year for clients worldwide. Each quarter, Houlihan Lokey reviews approximately one quarter of American Capital’s determination of the fair value of its portfolio company investments that have been portfolio companies for at least one year and that have a fair value in excess of $25 million, in accordance with American Capital’s valuation procedures. In the first quarter of 2008, Houlihan Lokey reviewed valuations of 16 portfolio company investments having an aggregate $1.2 billion in fair value as of the period end. Over the last four quarters, Houlihan Lokey reviewed 82 portfolio companies totaling $6.8 billion in fair value as of their respective valuation dates, in accordance with American Capital’s valuation procedures. In addition, Houlihan Lokey representatives attend American Capital’s quarterly valuation meetings and provide quarterly reports and recommendations to the Audit and Compliance Committee of the Board of Directors.

For those portfolio company investments that Houlihan Lokey has reviewed during each applicable period, using the scope of review set forth by American Capital’s Board of Directors and in accordance with American Capital’s valuation procedures, the Board has made a fair value determination that is within the aggregate range of fair value for such investments as determined by Houlihan Lokey.

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Financial highlights for the quarter are as follows:

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED BALANCE SHEETS

As of March 31, 2008, December 31, 2007 and March 31, 2007

(in millions)

	Q1 2008	Q4 2007	Q1 2008 Versus Q4 2007		Q1 2007	Q1 2008 Versus Q1 2007
			$	%		$	%
	(unaudited)				(unaudited)
Assets
Investments at fair value (cost of $10,292, $10,667 and $8,350 respectively)	$9,639	$10,928	$(1,289)	-12%	$8,653	$986	11%
Cash and cash equivalents	37	143	(106)	-74%	153	(116)	-76%
Restricted cash	280	401	(121)	-30%	88	192	218%
Interest receivable	55	56	(1)	-2%	62	(7)	-11%
Other	208	204	4	2%	171	37	22%

Total assets	$10,219	$11,732	$(1,513)	-13%	$9,127	$1,092	12%

Liabilities and Shareholders’ Equity
Debt	$4,079	$4,824	$(745)	-15%	$4,006	$73	2%
Derivative agreements	150	77	73	95%	15	135	900%
Accrued dividends payable	196	195	1	1%	137	59	43%
Other	75	195	(120)	-62%	188	(113)	-60%

Total liabilities	4,500	5,291	(791)	-15%	4,346	154	4%

Commitments and contingencies
Shareholders’ equity:
Undesignated preferred stock, $0.01 par value, 5.0 shares authorized, 0.0 issued and outstanding	—	—	—	0%	—	—	0%
Common stock, $0.01 par value, 1,000.0, 1,000.0 and 200.0 shares authorized, 210.0, 201.4 and 161.7 issued and 203.1, 195.9 and 157.5 outstanding, respectively	2	2	—	0%	2	—	0%
Capital in excess of par value	6,301	6,013	288	5%	4,413	1,888	43%
Undistributed net realized earnings	241	254	(13)	-5%	79	162	205%
Net unrealized (depreciation) appreciation of investments	(825)	172	(997)	NM	287	(1,112)	NM

Total shareholders’ equity	5,719	6,441	(722)	-11%	4,781	938	20%

Total liabilities and shareholders’ equity	$10,219	$11,732	$(1,513)	-13%	$9,127	$1,092	12%

NM = Not meaningful

AMERICAN CAPITAL STRATEGIES, LTD.

CONSOLIDATED STATEMENTS OF OPERATIONS

Three Months Ended March 31, 2008 and 2007

(in millions, except per share data)

(unaudited)

	Q1 2008	Q1 2007	Q1 2008 Versus Q1 2007
			$	%
OPERATING INCOME:
Investing operating income(1)	$255	$205	$50	24%
Asset management and advisory operating income(2)	37	45	(8)	-18%

Total operating income	292	250	42	17%

OPERATING EXPENSES:
Interest	63	62	1	2%
Salaries, benefits and stock-based compensation	56	51	5	10%
General and administrative	23	25	(2)	-8%

Total operating expenses	142	138	4	3%

OPERATING INCOME BEFORE INCOME TAXES	150	112	38	34%

Benefit for income taxes	1	2	(1)	-50%

NET OPERATING INCOME	151	114	37	32%

Net realized gain on investments
Portfolio company investments	28	10	18	180%
Taxes on realized gains	(1)	—	(1)	100%
Foreign Currency	5	—	5	100%
Derivative agreements	1	3	(2)	-67%

Total net realized gain	33	13	20	154%

REALIZED EARNINGS	184	127	57	45%

Net unrealized (depreciation) appreciation of investments
Portfolio company investments	(997)	6	(1,003)	NM
Foreign currency translation	73	8	65	813%
Derivative agreements	(73)	(7)	(66)	-943%

Total net unrealized (depreciation) appreciation	(997)	7	(1,004)	NM

NET (DECREASE) INCREASE IN NET ASSETS RESULTING FROM OPERATIONS (“EARNINGS”)	$(813)	$134	$(947)	NM

NET OPERATING INCOME PER COMMON SHARE*:
Basic	$0.77	$0.75	$0.02	3%
Diluted	$0.77	$0.73	$0.04	5%
REALIZED EARNINGS PER COMMON SHARE*:
Basic	$0.94	$0.83	$0.11	13%
Diluted	$0.94	$0.81	$0.13	16%
EARNINGS PER COMMON SHARE*:
Basic	$(4.16)	$0.88	$(5.04)	NM
Diluted	$(4.16)	$0.86	$(5.02)	NM
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	195.2	152.7	42.5	28%
Diluted	195.2	156.1	39.1	25%
DIVIDENDS DECLARED PER COMMON SHARE	$1.01	$0.89	$0.12	13%

NM = Not meaningful.

*	May not recalculate due to rounding.
(1)	The investing operating income consists of interest, dividends, prepayment fees and other fee income.
(2)	The asset management and advisory operating income consists primarily of asset management fees and reimbursements, dividends from portfolio company fund managers, transaction structuring fees, equity and loan financing fees, portfolio company management and administrative fees and other fee income.

AMERICAN CAPITAL STRATEGIES, LTD.

OTHER FINANCIAL INFORMATION

Three Months Ended March 31, 2008, December 31, 2007 and March 31, 2007

(in millions, except per share data)

(unaudited)

	Q1	Q4	Q1 2008 Versus Q4 2007		Q1	Q1 2008 Versus Q1 2007
	2008	2007	$	%	2007	$	%
Assets Under Management:
American Capital Assets at Fair Value(1)	$10,219	$11,732	$(1,513)	-13%	$9,127	1,092	12%
Externally Managed Assets at Fair Value(2)	4,874	5,372	(498)	-9%	3,003	1,871	62%

Total	$15,093	$17,104	$(2,011)	-12%	$12,130	$2,963	24%

Capital Resources Under Management:
American Capital Assets at Fair Value plus Available Capital Resources(1)	$12,412	$13,285	$(873)	-7%	$9,780	2,632	27%
Externally Managed Assets at Fair Value plus Available Capital Resources(2)	6,268	5,896	372	6%	3,323	2,945	89%

Total	$18,680	$19,181	$(501)	-3%	$13,103	$5,577	43%

New Investments:
Senior Debt	$510	$1,059	$(549)	-52%	$460	$50	11%
Subordinated Debt	113	400	(287)	-72%	230	(117)	-51%
Preferred Equity	115	277	(162)	-58%	215	(100)	-47%
Common Equity	123	123	—	0%	25	98	392%
Common Equity warrants	—	1	(1)	-100%	4	(4)	-100%
CMBS Investments	48	75	(27)	-36%	129	(81)	-63%
CLO Investments	—	2	(2)	-100%	32	(32)	-100%

Total	$909	$1,937	$(1,028)	-53%	$1,095	$(186)	-17%

American Capital Sponsored Buyouts	$303	$770	$(467)	-61%	$459	$(156)	-34%
Financing for Private Equity Buyouts	—	568	(568)	-100%	153	(153)	-100%
Investments in Managed Funds	400	9	391	4,344%	—	400	100%
Direct Investments	113	204	(91)	-45%	181	(68)	-38%
CMBS Investments	48	75	(27)	-36%	129	(81)	-63%
CDO/CLO Investments	—	2	(2)	-100%	32	(32)	-100%
Add-on Financing for Acquisitions	—	112	(112)	-100%	57	(57)	-100%
Add-on Financing for Recapitalizations	2	191	(189)	-99%	70	(68)	-97%
Add-on Financing for Growth	1	2	(1)	-50%	4	(3)	-75%
Add-on Financing for Working Capital in Distressed Situations	30	4	26	650%	2	28	1,400%
Add-on Financing for Working Capital	12	—	12	100%	8	4	50%

Total	$909	$1,937	$(1,028)	-53%	$1,095	$(186)	-17%

Realizations:
Scheduled Principal Amortization	$17	$21	$(4)	-19%	$18	$(1)	-6%
Senior Loan Syndications	274	300	(26)	-9%	424	(150)	-35%
Principal Prepayments	240	475	(235)	-49%	105	135	129%
Payment of Accrued Payment-in-kind Interest and Dividends and Original Issue Discount	20	30	(10)	-33%	3	17	567%
Sale of Equity Investments	380	660	(280)	-42%	20	360	1,800%

Total	$931	$1,486	$(555)	-37%	$570	$361	63%

Appreciation, Depreciation, Gains and Losses:
Gross Realized Gains	$51	$140	$(89)	-64%	$17	$34	200%
Gross Realized Losses	(23)	(99)	76	77%	(7)	(16)	-229%

Portfolio Net Realized Gains	28	41	(13)	-32%	10	18	180%
Taxes on Realized Gains	(1)	(2)	1	50%	—	(1)	100%
Foreign Currency	5	5	—	0%	—	5	100%
Interest Rate Derivatives	1	—	1	100%	3	(2)	-67%

Net Realized Gains	33	44	(11)	-25%	13	20	154%

Gross Unrealized Appreciation at 30, 38 and 40 Portfolio Companies	137	247	(110)	-45%	171	(34)	-20%
Gross Unrealized Depreciation at 113, 56 and 30 Portfolio Companies	(1,088)	(631)	(457)	72%	(162)	(926)	-572%

Current Portfolio Net Unrealized (Depreciation) Appreciation	(951)	(384)	(567)	148%	9	(960)	NM
Net Depreciation From the Recognition of Net Realized Gains	(46)	(59)	13	-22%	(3)	(43)	-1,433%
Net Unrealized Appreciation for Foreign Currency Translation	73	37	36	97%	8	65	813%
Interest Rate Derivatives, net	(73)	(55)	(18)	33%	(7)	(66)	NM

Net Unrealized (Depreciation) Appreciation	(997)	(461)	(536)	116%	7	(1,004)	NM

Net Gains, Losses, Appreciation and Depreciation	$(964)	$(417)	$(547)	131%	$20	$(984)	NM

Other Financial Data:
Net Asset Value per Share	$28.16	$32.88	$(4.72)	-14%	$30.36	$(2.20)	-7%
Market Capitalization	$6,937	$6,456	$481	7%	$6,977	$(40)	-1%
Total Enterprise Value	$10,978	$11,137	$(159)	-1%	$10,830	$148	1%
Credit Quality:
Weighted Average Effective Interest Rate on Debt Investments at Period End	11.2%	12.0%			12.2%
Loans on Non-Accrual at Face	$375	$338	$37	11%	$208	$167	80%
Loans on Non-Accrual at Fair Value	$80	$122	$(42)	-34%	$55	$25	45%
Past Due Loans at Face	$106	$150	$(44)	-29%	$11	$95	864%
Past Due and Non-Accrual Loans at Face as a Percentage of Total Loans	8.2%	7.9%			4.4%
Non-Accrual Loans at Fair Value as a Percentage of Total Loans	1.5%	2.1%			1.2%
Number of Portfolio Companies on Non-Accrual and Past Due	24	22			16
Debt to Equity Conversions at Face Value	$40	$—	$40	100%	$—
Return on Equity:
LTM Net Operating Income Return on Average Equity at Cost	10.9%	11.3%			11.6%
LTM Realized Earnings Return on Average Equity at Cost	15.0%	15.3%			15.3%
LTM Earnings Return on Average Equity	-4.1%	12.2%			21.6%
Current Quarter Net Operating Income Return on Average Equity at Cost Annualized	9.4%	11.4%			10.6%
Current Quarter Realized Earnings Return on Average Equity at Cost Annualized	11.5%	14.3%			11.9%
Current Quarter Earnings Return on Average Equity Annualized	-53.5%	-14.9%			11.8%
Dividends:
Dividend Coverage (Realized Earnings per Basic Share/Dividend per Share)	0.93x	1.14x			0.93x
Dividend Payout Ratio (Dividend per Share/Realized Earnings per Basic Share)	1.07x	0.88x			1.07x
LTM Dividend Coverage (Realized Earnings per Basic Share/Dividend per Share)	1.23x	1.25x			1.20x
LTM Dividend Payout Ratio (Dividend per Share/Realized Earnings per Basic Share)	0.81x	0.80x			0.83x

NM = Not meaningful

(1)	Includes American Capital’s investment in its externally managed funds.
(2)	Includes European Capital, American Capital Equity I , American Capital Equity II, ACAS CLO-1 and ACAS CRE CDO 2007-1.

American Capital

May 6, 2008

	Static Pool
Portfolio Statistics (1) ($ in millions, unaudited)	Pre-1999	1999	2000	2001	2002	2003	2004	2005	2006	2007	2008	Pre- 1999 - 2008 Aggregate	2003 - 2008 Aggregate
Internal Rate of Return-All Investments(2)	6.7%	9.2%	8.0%	19.0%	9.2%	22.1%	16.8%	17.6%	16.2%	9.6%	23.1%	14.5%	16.8%
Internal Rate of Return-All Investments(3)	6.7%	9.2%	8.0%	19.0%	9.2%	22.1%	16.2%	17.7%	14.5%	-8.0%	-7.9%	12.5%	13.8%
Internal Rate of Return-Equity Investments Only(2)(4)(5)	19.3%	-18.7%	11.8%	46.8%	16.0%	31.9%	28.4%	22.5%	24.8%	17.5%	4.3%	22.3%	24.6%
Original Investments and Commitments	$400	$380	$285	$375	$958	$1,432	$2,265	$4,272	$5,049	$6,594	$365	$22,375	$19,977
Total Exits and Prepayments of Original Investments	$329	$297	$285	$286	$675	$1,073	$1,546	$1,846	$2,341	$1,462	$—	$10,140	$8,268
Total Interest, Dividends and Fees Collected	$154	$145	$105	$150	$291	$352	$517	$715	$584	$366	$16	$3,395	$2,550
Total Net Realized (Loss) Gain on Investments	$(67)	$(47)	$(39)	$25	$(58)	$134	$169	$252	$71	$1	$—	$441	$627
Current Cost of Investments	$73	$30	$—	$58	$259	$314	$709	$2,051	$2,376	$4,091	$331	$10,292	$9,872
Current Fair Value of Investments	$50	$19	$—	$22	$209	$386	$592	$2,274	$2,340	$3,434	$309	$9,635	$9,335
Current Fair Value of Investments as a % of Total Investments at Fair Value	0.5%	0.2%	0%	0.2%	2.2%	4.0%	6.1%	23.6%	24.4%	35.6%	3.2%	100.0%	96.9%
Net Unrealized Appreciation/(Depreciation)	$(23)	$(11)	$—	$(36)	$(50)	$72	$(117)	$223	$(36)	$(657)	$(22)	$(657)	$(537)
Non-Accruing Loans at Face	$14	$7	$—	$25	$38	$24	$55	$78	$20	$114	$—	$375	$291
Non-Accruing Loans at Fair Value	$5	$3	$—	$11	$3	$6	$10	$19	$7	$16	$—	$80	$58
Equity Interest at Fair Value(4)	$28	$10	$—	$3	$47	$164	$96	$1,539	$780	$1,167	$141	$3,975	$3,887
Debt to EBITDA(6)(7)(8)	NM	2.5	—	10.6	5.1	4.9	6.0	4.4	5.6	7.0	5.8	5.9	6.0
Interest Coverage(6)(8)	NM	3.9	—	1.6	1.6	1.6	1.6	2.6	1.9	1.9	1.5	1.9	2.0
Debt Service Coverage(6)(8)	NM	3.3	—	1.6	1.2	1.5	1.3	2.0	1.6	1.6	1.4	1.6	1.6
Average Age of Companies(8)	67 yrs	58 yrs	—	23 yrs	43 yrs	38 yrs	39 yrs	28 yrs	28 yrs	29 yrs	19 yrs	30 yrs	29 yrs
Diluted Ownership Percentage(4)	55%	52%	0%	53%	39%	49%	31%	53%	33%	45%	89%	45%	45%
Average Sales(8)(9)	$185	$23	$—	$88	$65	$169	$104	$111	$127	$195	$56	$147	$149
Average EBITDA(8)(10)	$10	$4	$—	$2	$13	$32	$22	$25	$28	$35	$17	$29	$29
Average EBITDA Margin	5.4%	17.4%	0%	2.3%	20.0%	18.9%	21.2%	22.5%	22.0%	17.9%	30.4%	19.7%	19.5%
Total Sales(8)(9)	$304	$31	$—	$385	$387	$1,545	$1,787	$3,030	$4,764	$9,109	$176	$21,518	$20,411
Total EBITDA(8)(10)	$14	$5	$—	$11	$55	$228	$299	$474	$907	$1,651	$46	$3,690	$3,605
% of Senior Loans(8)(11)	97%	0%	0%	25%	70%	60%	64%	48%	42%	70%	59%	57%	57%
% of Loans with Lien(8)(11)	100%	100%	0%	100%	100%	100%	93%	92%	84%	96%	100%	92%	92%

(1)	Static pool classification is based on the year the initial investment was made. Subsequent add-on investments are included in the static pool year of the original investment. Investments in government securities and interest rate derivative agreements are excluded.
(2)	Assumes investments are exited at the anticipated proceeds to be received upon settlement or maturity.
(3)	Assumes investments are exited at current fair value.
(4)	Excludes investments in commercial mortgage backed securities and collateralized debt obligations.
(5)	Excludes equity investments that are the result of conversions of debt and warrants received with the issuance of debt.
(6)	These amounts do not include investments in which the Company owns only equity.
(7)	For portfolio companies with a nominal EBITDA amount, the portfolio company’s maximum debt leverage is limited to 15 times EBITDA.
(8)	Excludes investments in commercial mortgage backed securities, collateralized debt obligations, ACAS CRE CDO and European Capital Limited.
(9)	Sales of the most recent twelve months, or when appropriate, the forecasted twelve months.
(10)	EBITDA of the most recent twelve months, or when appropriate, the forecasted twelve months.
(11)	As a percentage of our total debt investments.

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American Capital

May 6, 2008

ADDITIONAL DIVIDEND INFORMATION

American Capital must make certain distributions of its taxable income in order to maintain its tax status as a regulated investment company. Investors can refer to American Capital’s most recent report on Form 10-K for more information about its tax status. Taxable income differs from GAAP income because of both temporary and permanent differences in income and expense recognition. For example, changes in appreciation and depreciation of portfolio investments have no impact on American Capital’s taxable income. American Capital reports the anticipated tax characteristics of each dividend when announced, while the actual tax characteristics of each year’s dividends are reported annually to shareholders on Form 1099DIV. The net long term capital gains in the 2007 tax year totaling $142 million will be distributed to shareholders as a part of the second quarter 2008 dividend. The Company anticipates the 2008 year-to-date declared dividends of $2.04 per share to be comprised of $0.70 per share of long-term capital gains and $1.34 per share of ordinary taxable income. Dividends of long-term capital gains qualify for the 15% capital gains tax rate.

DIVIDEND REINVESTMENT PLAN (DRIP)

In appreciation of the loyal support of our shareholders, American Capital’s Dividend Reinvestment Plan grants a 2% discount to the market price for reinvested dividends when the market price per share equals or exceeds the NAV per share by at least 110%. Please see the prospectus for additional information. Brokerages that have confirmed participation in the DRIP include, but are not limited to:

A.G. Edwards

Citigroup-Smith Barney

Fidelity

Merrill Lynch

Morgan Keegan

RBC Dain Rauscher

UBS Financial

Wachovia Securities

Wedbush Morgan

For more information regarding the DRIP, please visit our website or call our Investor Relations Department at (301) 951-6122.

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American Capital

May 6, 2008

A summary of American Capital’s dividend history and forecast follows.

AMERICAN CAPITAL’S DIVIDEND HISTORY $28.20 DECLARED SINCE AUGUST 1997 IPO AT $15.00 PER SHARE

Year/Quarter	Regular Dividend	% Change of Regular Dividend Over Prior Year	Additional Dividend	Total	% Change of Total Dividend Over Prior Year
Total 1997 to Q2 2008 Declared				$28.20

2008	$4.19	13%	Not Planned	$4.19	13%
Q4 Forecast	$1.10	10%
Q3 Forecast	$1.05	14%
Q2 Declared	$1.03	13%
Q1	$1.01	13%

2007	$3.72	12%	$0.00	$3.72	12%
Q4	$1.00	14%
Q3	$0.92	11%
Q2	$0.91	11%
Q1	$0.89	11%

2006	$3.33	9%	$0.00	$3.33	8%
Q4	$0.88	11%
Q3	$0.83	6%
Q2	$0.82	9%
Q1	$0.80	10%

2005	$3.05	7%	$0.03	$3.08	6%
Q4	$0.79	8%
Q3	$0.78	8%
Q2	$0.75	7%
Q1	$0.73	4%

2004	$2.85	4%	$0.06	$2.91	4%
Q4	$0.73	6%
Q3	$0.72	4%
Q2	$0.70	3%
Q1	$0.70	4%

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American Capital

May 6, 2008

2003	$2.73	7%	$0.06	$2.79	9%
Q4	$0.69	3%
Q3	$0.69	5%
Q2	$0.68	8%
Q1	$0.67	14%

2002	$2.55	15%	$0.02	$2.57	12%
Q4	$0.67	18%
Q3	$0.66	18%
Q2	$0.63	15%
Q1	$0.59	11%

2001	$2.21	13%	$0.09	$2.30	6%
Q4	$0.57	10%
Q3	$0.56	14%
Q2	$0.55	12%
Q1	$0.53	18%

2000	$1.95	14%	$0.22	$2.17	25%
Q4	$0.52	18%
Q3	$0.49	14%
Q2	$0.49	14%
Q1	$0.45	10%

1999	$1.71	39%	$0.03	$1.74	30%
Q4	$0.44	19%
Q3	$0.43	34%
Q2	$0.43	48%
Q1	$0.41	64%

1998	$1.23	N/A	$0.11	$1.34
Q4	$0.37	76%
Q3	$0.32	N/A
Q2	$0.29	N/A
Q1	$0.25	N/A

1997 Q4	$0.21			$0.21
Total Declared				$28.20

SHAREHOLDER CALL

American Capital invites shareholders, prospective shareholders and analysts to attend the American Capital Shareholder Call on Wednesday, May 7, 2008 at 11:00 am ET.

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American Capital

May 6, 2008

The dial in number will be (800) 230-1092. International callers should dial +1 (612) 288-0329. Please advise the operator you are dialing in for the American Capital Shareholder Call. Shareholder presentations, webcasts and audio recordings can be found in the Investor Relations section of our website at www.ACAS.com.

BEFORE THE CALL:

REVIEW THE SLIDE PRESENTATION IN ADVANCE OF THE SHAREHOLDER CALL

The quarterly shareholder presentation includes a slide presentation to accompany the call that participants may download and print prior to the call. You may wish to take the time to review the slides in advance of the Shareholder Call.

DURING THE CALL:

VIEW STREAMING SLIDE PRESENTATION DURING THE SHAREHOLDER CALL

During the Shareholder Call you may watch and listen to the webcast or listen to the Shareholder Call by phone and step through the slides at your own pace.

AFTER THE CALL:

LISTEN AND VIEW AUDIO SLIDE PRESENTATION AFTER THE CALL

The audio of the Shareholder Call combined with the slide presentation will be made available on our website after the call on May 7. An archive of our audio and slide presentations of our quarterly shareholder calls can be found in the Investor Relations section of our website at www.ACAS.com.

AUDIO ONLY PRESENTATION AVAILABLE AFTER THE SHAREHOLDER CALL:

There will be a phone recording available from 3:00 pm ET Wednesday, May 7 until 11:59 pm ET Wednesday, May 21. If you are interested in hearing the recording of the presentation, please dial (800) 475-6701. International callers may dial +1 (320) 365-3844. The access code for both domestic and international callers is 918891.

For further information or questions, please do not hesitate to call our Investor Relations Department at (301) 951-6122.

ABOUT AMERICAN CAPITAL

American Capital is the only private equity fund and alternative asset management company that is a member of the S&P 500. With $19 billion in capital resources under management, American Capital is the largest U.S. publicly traded alternative asset manager. American Capital, both directly and through its global asset management business, is an investor in management and employee buyouts, private equity buyouts and early stage and mature private and public companies. American Capital provides senior debt, mezzanine debt and equity to fund growth, acquisitions, recapitalizations and securitizations. American Capital and its affiliates invest from $5 million to $800 million per company in North America and €5 million to €500 million per company in Europe.

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American Capital

May 6, 2008

As of March 31, 2008, American Capital shareholders have enjoyed a total return of 490% since the Company’s IPO - an annualized return of 18%, assuming reinvestment of dividends. American Capital has paid a total of $2.3 billion in dividends and paid or declared $28.20 dividends per share since its August 1997 IPO at $15 per share.

Companies interested in learning more about American Capital’s flexible financing should contact Mark Opel, Senior Vice President, Business Development, at (800) 248-9340, or visit www.AmericanCapital.com or www.EuropeanCapital.com.

Persons considering an investment in American Capital should consider the investment objectives, risks and charges and expenses of the Company carefully before investing. Such information and other information about the Company is available in the Company’s annual report on Form 10-K, quarterly report on Form 10-Q and in the prospectuses the Company issues from time to time in connection with its offering of securities. Such materials are filed with the Securities and Exchange Commission and copies are available on the SEC’s website, www.sec.gov. Prospective investors should read such materials carefully before investing.

Performance data quoted above represents past performance of American Capital. Past performance does not guarantee future results and the investment return and principal value of an investment in American Capital will likely fluctuate. Consequently, an investor’s shares, when sold, may be worth more or less than their original cost. Additionally, American Capital’s current performance may be lower or higher than the performance data quoted above.

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